As filed with the United States Securities and Exchange Commission on November 19, 2014

Registration No. 333-181717

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-181717

Dialogic Inc.

(Exact name of Registrant as specified in its charter)

Delaware	94-3409691
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

4 Gatehall Drive

Parsippany, New Jersey 07054

(Address of Principal Executive Offices) (Zip Code)

Kevin Cook

Chief Executive Officer

4 Gatehall Drive

Parsippany, New Jersey 07054

(Name and address of agent for service)

(973) 967-6000

(Telephone number, including area code, of agent for service)

With copies to:

Anthony Housefather

EVP Corporate Affairs and General Counsel

Dialogic Inc.

4 Gatehall Drive

Parsippany, New Jersey 07054

(973) 967-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

DEREGISTRATION OF SECURITIES

On May 25, 2012, Dialogic Inc. (the “Registrant”) filed with the Securities and Exchange Commission (the “SEC”) a Registration Statement No. 333-181717 on Form S-3, as amended by Amendment No. 1 filed with the SEC on July 12, 2012 (as so amended, the “Registration Statement”), registering the offer and sale of 57,971,766 shares of the Registrant’s common stock, par value $0.001 per share (the “Shares”). The Registrant is filing this Post-Effective Amendment No.1 to the Registration Statement to deregister any and all securities that remain unsold under the Registration Statement.

The Registrant has determined to terminate the offering of its securities pursuant to the Registration Statement. In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering, the Registrant hereby removes and withdraws from registration any and all securities of the Registrant registered pursuant to the Registration Statement that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Parsippany, State of New Jersey on the 19th day of November, 2014.

DIALOGIC INC.

By:	/S/ ANTHONY HOUSEFATHER
Name:	Anthony Housefather
Title:	EVP Corporate Affairs and General Counsel

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.